EXHIBIT 10.14

EDAP TECHNOMED INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of May 1, 2023 (the “Effective Date”) by and between Ryan Rhodes (“Executive”) and EDAP Technomed Inc. (the “Company”) (together referred to herein as the “Parties”).  Certain capitalized terms used in this Agreement are defined in Section 10 below.

R E C I T A L S

WHEREAS, the Company and Executive currently are parties to an Employment Agreement, effective as of June 11, 2021 (the “Prior Agreement”), and the Company and Executive desire to amend and restate the Prior Agreement; and

WHEREAS, this Agreement shall supercede and completely replace the Prior Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment.

(a)General.  The Company shall employ Executive as a full-time employee of the Company in the position set forth in this Section 1, and upon the other terms and conditions herein provided, effective as of the Effective Date and ending when either Party terminates Executive’s employment for any reason or no reason at any time.  Notwithstanding anything in this Agreement to the contrary, Executive will be an at-will employee of the Company.  The Company or Executive may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.  Following the termination of Executive’s employment, the Company shall pay to Executive all compensation to which Executive is entitled pursuant to Section 3.  Thereafter, all obligations of the Company under this Agreement shall cease.

(b)Position and Duties.  Effective on the Effective Date, Executive shall: (i) continue to serve as the Chief Executive Officer (CEO) of the Company, with responsibilities, duties and authority usual and customary for such position; (ii) serve as the the Chief Executive Officer of EDAP TMS SA (“EDAP”), with responsibilities, duties and authority usual and customary for such position; and (iii) report directly to both the Board of Directors of the Company (the “Board”) and to the Board of Directors of EDAP TMS SA (the “Parent Board”). Executive shall attend each regular meeting of the Board and the Parent Board, and such other meetings for which there is reasonable prior notice, in person except as may be otherwise agreed by the Board or the Parent Board, as applicable, prior to such meeting.

(c)Location.  Executive shall be based in Hillsborough, California, except for such travel as may be necessary to fulfill Executive’s duties and responsibilities.

(d)Exclusivity.  Except with the prior written approval of the Board (which the Board may grant or withhold in its reasonable discretion), Executive shall devote Executive’s entire working time, attention and energies to the business of the Company, EDAP and their subsidiaries and affiliates and shall not (i) accept any other employment or consultancy; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with that of the Company, EDAP or any of its subsidiaries or affiliates.  Notwithstanding the foregoing, Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect or raise a conflict under the Company’s conflict of interest policies.

2. Compensation and Related Matters.

(a)Base Salary.  Effective as of the Effective Date and while Executive is employed by the Company, Executive’s annual base salary (the “Base Salary”) will be $650,000, less payroll deductions and all required withholdings, payable bi-weekly in accordance with the Company’s normal payroll practices.  The Board shall review Executive’s Base Salary periodically with the ability to make a yearly merit increase as determined in the discretion of the Board.

(b)Bonus.  Effective as of the Effective Date, Executive will be eligible to receive an annual performance bonus with a target achievement of seventy percent (70%) of Executive’s then-Base Salary (the “Annual Bonus”).  Any Annual Bonus amount payable shall be based on the achievement of performance goals to be established between the CEO and the Board; provided that, for the second through fourth quarters of 2023, the performance goals shall be established by the Board within sixty (60) days following the date hereof.  For the avoidance of doubt, any portion of Executive’s Annual Bonus that is attributable to the first quarter of 2023 shall be based on a target achievement of fifty percent (50%) of Executive’s Base Salary as in effect immediately prior to the Effective Date and based on performance goals established for the 2023 calendar year prior to the Effective Date.   Payment of any Annual Bonus will be contingent upon Executive’s continued employment through the applicable payment date, which shall be no later than April 15 of the calendar year following the calendar year in which the Annual Bonus is considered earned.  Executive hereby acknowledges and agrees that nothing contained herein confers upon Executive any right to an Annual Bonus in any calendar year, and that whether the Company pays Executive an Annual Bonus will be determined by the Board in its sole reasonable discretion.

(c)Equity Awards.

(i)Stock Option.  Following the Effective Date, Executive shall be granted, subject to approval by the Parent Board and pursuant to the EDAP equity incentive plan in place as of the Effective Date (the “EDAP Plan”) and an option agreement to be entered into between Executive and EDAP thereunder, an option to purchase 200,000 shares of EDAP’s common stock (the “Option”), provided that Executive is employed by the Company on the date of grant.  Subject to Executive’s continued service with the Company generally through each applicable vesting date, sixteen and two-thirds percent (16.67%) of the total number of shares subject to the Option shall vest on the 6-month anniversary of the grant date and 1/36th of the total number of shares subject to the Option will vest on each monthly anniversary of the grant date thereafter.

(ii)Additional Awards.  While employed by the Company, Executive shall be eligible to participate in any long-term incentive compensation plan generally made available to senior executives of the Company.  In particular, subject to approval by the Parent Board and pursuant to the EDAP Plan or any successor plan adopted by EDAP and an option agreement to be entered into between Executive and EDAP thereunder, Executive will be eligible to receive a grant of an option to purchase 200,000 shares of EDAP’s common stock in March 2024 and an option to purchase 400,000 shares of EDAP’s common stock in March 2025, provided that Executive remains employed by the Company through each such grant date (each option, an “Additional Option”).  The vesting, exercise and other terms of each Additional Option will be determined in accordance with the applicable EDAP equity plan in effect at the time of such grant, but will generally mirror those of the Option to the extent permitted under applicable law.

(d)Benefits.  While employed by the Company, Executive may participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans.  Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefits.

(e)Vacation.  Executive shall be entitled to vacation, sick leave, holidays and other paid time-off benefits provided by the Company from time to time which are applicable to the Company’s executive officers in accordance with Company policy, with a minimum of four (4) full weeks’ paid vacation per year, while employed by the Company.

(f)Business Expenses.  While employed by the Company, the Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company and its subsidiaries and affiliates in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

(g)Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

3. Obligations upon Termination of Employment.

(a)Executive’s Obligations.  Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company (and, if applicable, its subsidiaries and/or affiliates) and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else).  For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates.  Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.  In addition, Executive shall continue to be subject to the Confidential Information Agreement (as defined below).  The representations and warranties contained herein and Executive’s obligations under this Section 3(a) and the Confidential Information Agreement shall survive the termination of Executive’s employment and the termination of this Agreement.

(b)Payments of Accrued Obligations upon Termination of Employment.  Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date Executive terminates employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Base Salary earned through Executive’s termination date not theretofore paid, (ii) any expenses owed to Executive under Section 2(f) above, (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(e) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(d) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(c)Severance Payments upon Covered Termination.  If Executive experiences a Covered Termination, and if Executive executes a general release of all claims against the Company and its affiliates in a form substantially similar to that attached hereto as Exhibit A (the “Release of Claims”) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then, in addition to any accrued obligations payable under Section 3(b) above, the Company shall provide Executive with the following:

(i)Severance.  Executive shall be entitled to receive a lump sum cash payment equal to the sum of (A) twelve (12) months of Executive’s Base Salary at the rate in effect immediately prior to Executive’s date of termination and (B) Executive’s annual bonus at target levels pro-rated based upon the number of days worked during the bonus period.  Such payment shall be made, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable.

(ii)Continued Healthcare.  The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to Executive’s date of termination pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse

Executive for, the premium for Executive and Executive’ s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, to the extent such payment or reimbursement does not result in any taxes or penalties for the Company, for the period commencing on the date of Executive’s Covered Termination through the earlier of (A) the last day of the twelfth (12th) full calendar month following the date of the Covered Termination and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).  The Company shall make any such payment or reimbursement to Executive within thirty (30) days following receipt of evidence from Executive of Executive’s payment of the COBRA premium.  Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.  Executive agrees to notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.  After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.  It is expressly understood that the Company’s payment and reimbursement obligations under this Section 3 shall cease in the event Executive breaches any of the provisions in the Confidential Information Agreement.

(iii) Additional Vesting. Executive shall receive vesting credit with respect to those equity awards that would have become vested during the twelve (12) month period following the termination date as if Executive had remained employed by the Company though such date.

(d)No Other Severance.  The provisions of this Section 3 shall supersede in their entirety any severance payment or other arrangement provided by the Company, including, without limitation, any severance plan/policy of the Company.

(e)No Requirement to Mitigate; Survival.  Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.  Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any party.

4. Limitation on Payments.

(a)Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.  Notwithstanding the above, prior to any reduction of benefits or amounts as outlined above, the Company will use its best efforts to conduct a vote of the Company’s shareholders with such vote giving the shareholders the opportunity to approve the amount of such Payments would otherwise trigger the Excise Tax in an effort to exempt such Payments from the Excise Tax if possible.

(b)If a Reduced Payment is made pursuant to this Section 4, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.  In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(c)All determinations required to be made under this Section 4 shall be made by such adviser as may be selected by the Company, provided, that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code.  The adviser shall provide its determination, together with detailed supporting calculations and documentation, to Executive and the Company within fifteen (15) business days following the date of termination of Executive’s employment, if applicable, or such other time as requested by Executive (provided, that Executive reasonably believes that any of the Payments may be subject to the Excise Tax) or the Company.  All reasonable fees and expenses of the adviser in reaching such a determination shall be borne solely by the Company.

5. Successors.

(a)Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 5(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notices.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (including via electronic mail) or one day following mailing via Federal Express or similar overnight courier service.  In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive.  In the case of the

Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel of the Company.

7. Dispute Resolution.  To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all controversies, claims and disputes arising out of or relating to Executive’s employment with the Company, severance of Executive’s employment with the Company, and/or this Agreement, including, without limitation, any alleged violation of its terms, shall be resolved solely and exclusively by final and binding arbitration held in Santa Clara County, California through Judicial Arbitration & Mediation Services (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and California law.  The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall award the prevailing Party attorneys’ fees and expert fees, if any.  Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them under Section 9 hereof, including under the Confidential Information Agreement (defined in Section 9(a)), and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law.  Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 9, including the provisions of the Confidential Information Agreement, none of the Parties hereto shall raise the defense that there is an adequate remedy at law.  Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 7, they will not have the right to have any Claim decided by a jury or a court, but shall instead have any claim decided through arbitration.  Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities.  Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

8. Section 409A.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company.  To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(a)Separation from Service.  Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 3 above unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and, except as provided under Section 8 (b) below, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service.  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(b)Specified Employee.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death.  Upon the first day of the seventh (7th) month following the date of the Executive’s Separation from Service, all payments deferred pursuant to this Section 8(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c)Expense Reimbursements.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d)Installments.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

9. Miscellaneous Provisions.

(a)Work Eligibility; Confidentiality Agreement.  As a condition of Executive’s employment with the Company, Executive will be required to provide evidence of Executive’s identity and eligibility for employment in the United States.  It is required that Executive brings the appropriate documentation with Executive at the time of employment.  Further, by entering into this Agreement, Executive reaffirms the terms of, and shall continue to abide, by the Confidential Information and Invention Assignment Agreement that Executive entered into with the Company on May 24, 2021 (the “Confidential Information Agreement”).  Nothing in this

Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

(b)Withholdings and Offsets.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.  If Executive is indebted to the Company at his termination date, the Company reserves the right to offset any severance payments under this Agreement by the amount of such indebtedness. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

(c)Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized director or officer of the Company (other than Executive).  No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)Whole Agreement.  This Agreement and the Confidential Information Agreement (together with any equity award agreement between the Company and Executive) represent the entire understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same (including, without limitation, the Prior Agreement).

(e)Amendment.  This Agreement cannot be amended or modified except by a written agreement signed by Executive and an authorized member of the Company.

(f)Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(g)Severability.  The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the Parties hereto with respect to the invalid or unenforceable term or provision.

(h)Interpretation; Construction.  The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement.  The Parties hereto acknowledge that each

Party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

(i)Representations; Warranties.  Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.

(j)Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(k)Acknowledgement.  Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any other compensation provided to Executive by the Company or any of its subsidiaries or affiliates are subject to the terms and conditions of the Company and/or EDAP’s clawback policies (if any) as may be in effect from time to time including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of EDAP may be traded) (collectively, the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents or other documents relating to any other compensation provided to Executive shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

10.Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a) Cause.  “Cause” means a termination of Executive’s employment by the Company due to: (i) Executive’s conviction of a felony or fraud or Executive’s entering a plea of nolo contendere to a felony or fraud; (ii) Executive’s recklessness, dishonesty, willful malfeasance, gross negligence or gross misconduct in connection with Executive’s employment duties hereunder that result in material harm to the Company; (iii) conduct by Executive that brings the Company or any subsidiary or affiliate of the Company into substantial public disgrace or disrepute; (iv) Executive’s breach of a material employment policy of the Company or code of conduct of the Company, which is not cured within three (3) days after written notice thereof to Executive; (v) Executive’s insubordination or willful failure to perform the duties assigned to Executive pursuant to the terms hereof and Executive’s failure to correct within thirty (30) days of receiving written notice; or (vii) any other breach by Executive of this Agreement or the Confidentiality Information Agreement or Equity Awards Agreements with the Company or its affiliates.

(b)Covered Termination.  “Covered Termination” shall mean the termination of Executive’s employment either (i) by the Company other than for Cause; or (ii) by Executive for Good Reason.

(c)Good Reason.  “Good Reason” means Executive’s resignation from all positions he then holds with the Company that is effective within one-hundred twenty (120) days after the occurrence, without Executive’s written consent, of any of the following: (i) a material reduction in Executive’s Base Salary as in effect immediately prior to such reduction (other than in connection with a general reduction of base salaries applicable to all employees in similar positions not to exceed 10%); (ii) the relocation of Executive’s primary work location to a facility or a location more than thirty-five (35) miles from Executive’s then present location; (iii) a material reduction by the Company in the kind or level of employee benefits (which, for the avoidance of doubt, does not include any bonus or equity incentive opportunity) to which Executive was entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced (other than in connection with a general reduction of benefits applicable to all employees in similar positions); or (iv) the substantial reduction of Executive’s title, duties, authority or responsibilities (taken as a whole), relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction.  Notwithstanding the foregoing, a resignation shall not constitute a resignation for “Good Reason” unless Executive has provided the Company with written notice of the Company’s alleged actions constituting Good Reason within thirty (30) days after the initial existence of any such alleged actions and the Company has not cured any such alleged actions constituting Good Reason within thirty (30) days of the Company’s receipt of such written notice; provided further, that a termination by Executive for Good Reason shall not be deemed to have occurred unless the termination occurs within six (6) months after the initial existence of any of the conditions specified above.

(Signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized member, as of the day and year set forth below.

EDAP TECHNOMED INC.

By:	/s/ KEN MOBECK

Title:	Chief Financial Officer

Date:	2/13/25

EXECUTIVE
/s/ RYAN RHODES

Name:	Ryan Rhodes

Date:	2/13/25

Signature Page to Employment Agreement

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made by and between EDAP Technomed Inc. (the “Company”), and Ryan Rhodes (the “Employee”) (referred to herein individually as a “Party,” and collectively as the “Parties”) as of the Effective Date defined herein.

RECITALS

WHEREAS, Employee was employed by the Company as its Chief Executive Officer;

WHEREAS, Employee signed an Employment Agreement dated May 1, 2023 (the “Employment Agreement”);

WHEREAS, Section 3 of the Employment Agreement provided for potential severance benefits to Employee in the event of the termination of Employee’s employment;

WHEREAS, Employee signed the Proprietary Information and Inventions Agreement dated May 24, 2021 (the “Confidentiality Agreement”), detailing various additional terms and conditions related to Employee’s employment with the Company;

WHEREAS, Employee’s last day of employment with the Company was [Date] (the “Separation Date”); and

WHEREAS, the Parties wish to end their employment relationship amicably, pursuant to the terms set forth herein, and to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

AGREEMENT

1.Consideration. In consideration of Employee’s execution and non-revocation of this Agreement and Employee’s fulfillment of all of its terms and conditions, and compliance with all other obligations arising from any other agreement with the Company that survive Employee’s employment termination, including the Confidentiality Agreement, the Company agrees to provide the following separation benefits to Employee (the “Separation Benefits”):

(a)Separation Benefits.

(i)The Company agrees to provide Employee a separation payment in the total gross amount of [$XXXXX)] (the “Separation Payment”) equal to the sum of (A) twelve (12) months of Employee’s Base Salary at the rate in effect immediately prior to Employee’s date of termination and (B) Employee’s annual bonus at target levels pro-rated based upon the number of days worked during the bonus period.  Such payment shall be made, less applicable withholdings, as a lump sum cash payment on the first payroll date following the date the Release of Claims becomes effective and irrevocable. The Separation Payment shall be subject to all required local, state and federal taxes and withholdings. The Company’s provision of the Separation Payment does not constitute, and will not be treated for any purpose as, an extension of Employee’s employment beyond the Separation Date.

(ii)In addition, if Employee elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Employee for, the premium for Employee and Employee’s covered dependents, less the amount of Employee’s monthly premium contributions for such coverage prior to termination, to the extent such payment or reimbursement does not result in any taxes or penalties for the Company, for the period commencing on the date of Employee’s termination through the earlier of (A) the last day of the twelfth (12th) full calendar month following the date of Employee’s termination and (B) the date Employee and Employee’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).  The Company shall make any such payment or reimbursement to Executive within thirty (30) days following receipt of evidence from Executive of Executive’s payment of the COBRA premium.

(iii)In addition, to the extent that any of the stock options granted to the Employee are unvested on the Separation Date, Employee shall receive vesting credit with respect to those equity awards that would have become vested during the twelve (12) month period following the termination date as if Employee had remained employed by the Company though such date.

(b)General. Employee acknowledges and agrees that the consideration described in this paragraph 1: (i) is contingent on (A) Employee signing and not revoking this Agreement (as described in paragraph 5) and (B) Employee’s continued compliance with the terms and conditions of this Agreement; (ii) constitutes adequate and sufficient consideration for Employee’s execution of this Agreement; and (iii) fully satisfies and exceeds the Company’s obligations pursuant to the Employment Agreement, if any.

2.Payment of Salary and Receipt of All Compensation and Continued Benefits. Employee acknowledges and agrees that Employee has received payment of all compensation earned by Employee during the final pay period of Employee’s employment with the Company. Employee also acknowledges, agrees, and represents that (other than the consideration set forth in paragraph 1 the Company has paid or provided any and all salary, wages, commissions, bonuses, vacation pay, premiums, leaves, housing allowances, relocation costs, interest, severance pay, outplacement costs, fees, reimbursable expenses, shares, options, restricted share units and any and all other benefits and compensation due to Employee by virtue of Employee’s employment with the Company.

3.Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, EDAP TMS SA, and their respective current and former parent companies, subsidiaries, affiliates, successors and assigns and each of their respective current and former insurers, officers, managers, directors, members, employees, agents, investors, attorneys, shareholders, administrators, benefit plans, plan administrators and trustees (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(a)any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship, including without limitation any claim arising under the Employment Agreement or any other written or oral agreement with, or representation by, the Company (including without limitation any claims to commissions, bonuses, severance pay, or any other forms of compensation or benefits);

(b)any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for breach of contract (whether premised on the Employment Agreement, stock option agreements, or any other written or oral agreement, with, or representation by, the Company), fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any claims arising under the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, the Equal Pay Act, the National Labor Relations Act, the Pregnancy Discrimination Act, the Immigration Reform and Control Act, the Employee Retirement Income Security Act of 1974, Sections 503 and 504 of the Rehabilitation Act of 1973, the Occupational Safety and Health Act, the Family and Medical Leave Act, and any other laws and regulations relating to employment;

(e)any and all claims for violation of the federal or any state constitution;

(f)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(g)any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in an investigation by the Equal Employment Opportunity Commission (“EEOC”), the California Department of Fair Employment and Housing , Civil Rights Division, the Securities and Exchange Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employees, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company and Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company, provided that this Agreement does not, and is not intended to, interfere with or seek any waiver of any awards from any government agency or administrative body that are available pursuant to laws intended to encourage employees to report unlawful conduct).

4.Waiver of Unknown Claims.  If I am a California resident, I expressly waive Section 1542 of the California Civil Code, which provides that "A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party." If I am a resident of another state, I agree to waive the benefits of any statute similar in terms and effect to this provision.

5.Consideration and Revocation Periods. Following delivery of this Agreement, Employee has twenty one (21) days to consider this Agreement, after which time the offer of this Agreement will expire and may no longer be accepted. Employee may accept this Agreement before expiration of the twenty one (21) days, in which case Employee will waive the remainder of the consideration period. To accept, Employee must execute and deliver the Agreement via email to the Company to the attention of the Chief Financial Officer of the Company.  The parties agree that any changes to this Agreement will not require an additional twenty one (21) day review period. Employee has a period of seven (7) days after signing the Agreement to revoke acceptance of the Agreement. To revoke, Employee must deliver a timely written notice revoking Employee’s acceptance to the above-referenced contact. This Agreement will become effective upon the eighth calendar day after the timely execution of the Agreement by Employee (the “Effective Date”), provided that Employee has not revoked the Agreement. Employee affirms and warrants that, between the time Employee received this Agreement for review and the Effective Date of the Agreement, Employee has complied with all of Employee’s obligations set forth in this Agreement as well as all of Employee’s obligations pursuant to the Confidentiality Agreement.

6.No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity,

against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

7.Confidentiality. Employee has maintained, and agrees to maintain, in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, in court in any proceedings to enforce the terms of this Agreement, and/or to the EEOC or other federal, state, or local department or agency in connection with any investigation conducted by such agency, Employee may disclose Separation Information only to Employee’s immediate family members, Employee’s counsel, and Employee’s accountant and any professional tax advisor (to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns), and any and each such person must prevent disclosure of any Separation Information to any other third parties. Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information.

8.Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, and specifically including the provisions regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and any restrictive covenants contained therein.  Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company. Employee specifically certifies under penalty of perjury that Employee has returned all confidential information belonging to or involving the Company that is or was at any time in Employee’s possession or under Employee’s control, whether prior to or during Employee’s term of employment with the Company, and that Employee has destroyed any copies of such confidential information. This representation includes, but is not limited to, any files retained on any computer utilized by Employee at any time, whether located at Employee’s current or former residences or otherwise. Employee further agrees (a) to promptly perform a thorough search of Employee’s personal files and items in Employee’s possession or under Employee’s control and (b) to promptly return any additional Company property that may be located now or at any time in the future. Pursuant to the Defend Trade Secrets Act of 2016, Employee is advised that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

9.No Cooperation. Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the investigation, presentation or pursuit of any disputes, differences, grievances, claims, charges, or complaints by any private (i.e., non-governmental) third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order relating to any such matter, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the investigation, presentation or pursuit of any disputes, differences, grievances, claims, charges, or complaints by any such party against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance. The foregoing shall not apply to Employee’s filing of a complaint with, or participation in any investigation conducted by, the EEOC or other federal, state, or local department or agency.

10.Cooperation with Company. Employee agrees that Employee shall cooperate fully with the Company in the resolution of any matters in which Employee was involved during the course of Employee’s employment or about which Employee has knowledge, where Employee’s knowledge is necessary for the defense or prosecution, of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its officers, directors and employees.

Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to consult with the Company regarding matters in which Employee has been involved or has knowledge; to assist the Company in preparing for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any litigation or other legal proceeding affecting the Company. For a period of two (2) years after the Effective Date of this Agreement, Employee agrees to keep the Company apprised of Employee’s current contact information, including telephone numbers, home address, and email address, and to promptly respond to communications from the Company in connection with this paragraph 10. Employee further agrees that should Employee be contacted by any person or entity (excluding any governmental entity or agency) that has indicated, or that Employee knows or reasonably believes to be, adverse to the Company, or any representative of such person or entity, Employee shall promptly, and no later than within 48 hours of such contact, notify the Chief Financial Officer of the Company. Employee shall be reimbursed for any documented and reasonable costs and expenses incurred in connection with providing such cooperation under this paragraph 10.

11.Non-Disparagement. The Parties further mutually acknowledge that any and all claims released herein have been amicably resolved. Accordingly, Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees (including, without limitation, in any social media forum) and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The agreement set forth in this section shall not apply to responses to any governmental agency or court inquiries, or testimony under oath. Employee shall direct any inquiries by potential future employers to the Chief Financial Officer of the Company who shall confirm only the Employee’s last position and dates of employment.

12.Breach. In addition to the rights provided under paragraph 20, Employee acknowledges and agrees that any material breach of this Agreement, or of any provision of the Confidentiality Agreement, shall entitle the Company to seek to recover damages, except as may be otherwise provided by law.

13.No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

14.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

15.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

16.No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

17.No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms or conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

18.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, such provision shall be amended so it is no longer illegal, unenforceable, or void, and, if such amendment is not possible, it shall be deemed severed from the Agreement and the remainder of this Agreement shall continue in full force and effect without said provision or portion of provision.

19.Tolling. If Employee violates any of the post-termination obligations in this Agreement or in the Confidentiality Agreement that are subject to any time limitation, the applicable time period of the obligation at issue will run from the first date on which the Employee ceases to be in violation of such obligation. Further, the obligation shall not expire and remains in effect during any period of the Employee’s violation.

20.Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action, except where otherwise required by law.

21.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement and any stock option agreements entered into with EDAP TMS SA.

22.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Chief Financial Officer of the Company.

23.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

24.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

25. 409A Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

26.Voluntary Execution of Agreement. Employee understands and agrees that:

(a)Employee has carefully read this Agreement and finds that it is written in a manner that Employee understands;

(b)Employee knows the contents of this Agreement;

(c)Employee is and has been advised to consult with Employee’s personal attorney before signing this Agreement and has done so or has knowingly and voluntarily waived the right to do so;

(d)Employee understands that this Agreement is waiving any potential claims under the Age Discrimination in Employment Act and other discrimination statutes, except as provided in this Agreement;

(e)Employee has been advised that Employee is not barred from filing or prosecuting a charge with any administrative agency (such as the EEOC) or from participating in an investigation or proceeding conducted by the EEOC or another administrative agency;

(f)Employee has had at least 21 days to review and analyze this Agreement and has been given 7 days to revoke acceptance;

(g)Employee did not rely upon any representation or statement concerning the subject matter of this Agreement, except as expressly stated in the Agreement;

(h)Employee is fully aware of the legal and binding effect of this Agreement; and

(i)Employee has signed the Agreement as Employee’s free and voluntary act.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

//
	EMPLOYEE:	COMPANY:

	Signature:	Signature:

	/s/ RYAN RHODES	/s/ KEN MOBECK
	Print Name:	Print Name:
Title:

	Dated: 2/13/25	Dated:2/13/25